Exhibit 99.1
October 14, 2016

Dear Investor:
A key aspect of Lending Club’s mission is delivering solid, risk-adjusted returns to investors. Today we are announcing updated loss forecasts and changes to credit and interest rates as part of our regular and continuous adjustment process. Below we have provided: 1) a recap of 2016 credit and interest rate changes to date; 2) information on recent credit performance; 3) a description of additional enhancements and interest rate changes; and 4) updated forecasts.
2016 Changes to Date
Lending Club has a deliberate, prudent approach to risk management. We monitor a variety of economic, credit and competitive indicators so that borrowers can benefit from meaningful savings compared to alternatives, and investors can continue to find solid risk-adjusted returns compared to other fixed income investments or investment alternatives. We regularly adjust to changing market conditions, and have the ability to quickly adapt underwriting models and dynamically increase or decrease interest rates to provide an appropriate level of loss coverage to investors.
In the first and second quarters of 2016, we previously commented on mixed economic data and pockets of underperformance on the platform, which caused us to be cautious in our overall credit performance outlook and prompted changes to credit and interest rates. Changes included:

•
Interest Rates. Interest rates on the Lending Club platform increased by a weighted average of approximately 135 basis points from November 2015 to June 2016. Rate increases were concentrated in grades D through G in order to improve risk-adjusted returns in pockets experiencing higher losses.

•
Credit Policy Tightening. The credit policy was tightened in April 2016 to remove populations primarily characterized by borrowers with high indebtedness, an increased propensity to accumulate debt, and lower credit scores. In June, the maximum debt-to-income (DTI) threshold (excluding mortgage and the requested program loan amount) across the prime loan program was further reduced to 35% (from 40%). As a result of these changes, the platform no longer approves loans for approximately 9% of borrowers who previously would have been able to obtain a loan under prior underwriting criteria.

We anticipate loans originated in the second half of 2016 and going forward to benefit from these combined changes.
Recent Credit Performance and Recent Macroeconomic Trends
Lending Club understands the importance of credit performance to platform investors, and continuously monitors delinquency trends and recommends adjustments to the credit model as needed.
Consistent with observations earlier this year, we have continued to observe higher delinquencies in populations characterized by high indebtedness, an increased propensity to accumulate debt, and lower credit scores. Although the trend can now be observed across grades, it is less notable in lower risk grades and more notable in higher risk grades, particularly grades E, F and G, which account for approximately 12% of platform volume. Higher delinquencies are more evident in 2015 and early 2016 vintages, which coincides with an uptick in consumer indebtedness in the U.S.
While signs indicate the American consumer remains strong (the unemployment rate is low at 5.0%, the economy is adding approximately 178,000 jobs per month, and housing prices are strong)1, consumers appear to be taking on more debt overall due to low prevailing interest rates. The Federal Reserve’s most recent estimates show consumer credit increased at a seasonally adjusted annual rate of 8.5% in August 2016.2 Similarly, the Federal Reserve Bank of New York observed an increasing amount of indebtedness across student loans, mortgages, credit cards, auto loans, and other forms of credit as of the second quarter 2016.3 It also reported that the median respondent to its monthly survey reported an increase in the probability of missing a minimum debt payment over the next three months to the highest level since February 2014.4 We carefully watch these trends because general availability of credit can have an impact on overall borrower indebtedness and credit performance. We discuss these risks and others in our Prospectus, and most recently filed Form 10-K and Form 10-Q.

(1)
Source: U.S. Bureau of Labor Statistics, Labor Force Statistics from the Current Population Survey, October 2016; U.S. Bureau of Labor Statistics, Current Employment Statistics Highlights, September 2016; FreddieMac, House Price Index, June 2016.

(2)	Source: Federal Reserve, Consumer Credit (G19) Release, October 2016.

(3)	Source: Federal Reserve Bank of New York, Q2 2016.

(4)	Source: Federal Reserve Bank of New York, October 2016.

Additional Enhancements & Interest Rate Changes
As outlined above, Lending Club has implemented changes several times in 2016 to reduce credit risk on the platform and address the higher risk populations identified above. We seek to continuously adapt to competitive, macroeconomic and credit trends. As a result of recent observations, Lending Club is making the following proactive changes that reflect our overall prudent approach to risk management and goal of providing solid risk adjusted returns to investors:

1.
Increasing Interest Rates. As disclosed in the Form 8-K we filed today, effective October 14, 2016, interest rates on the Lending Club platform will increase by a weighted average of 26 bps. Rate increases are concentrated in Grades F and G with marginal changes in other grades. Increased interest rates enable Lending Club to continue to provide borrowers with competitive interest rates and investors with solid risk-adjusted returns. (See further detail in the Form 8-K and below.)

2.
Tightening Credit. In line with actions taken throughout 2016, the thresholds on borrower leverage were tightened on October 12, 2016. The platform will no longer approve loans for certain sub-segments of borrowers who meet a combination of several risk factors such as high revolving debt, multiple recently opened installment loans, and higher risk scores on our proprietary scorecard. Accordingly, approximately 1% of borrowers who previously would have been able to obtain a loan under prior underwriting criteria will no longer be approved.

3.
Supplementing Collections Efforts. Lending Club utilizes a multifaceted servicing strategy and makes enhancements regularly. Over the past several months, we have invested in additional tools to drive collections effectiveness, added new recovery strategies, added a new agency partner and expanded our internal collections team capacity. The early signs of all of these changes are positive and are allowing us to help our borrowers be more successful while driving better recovery rates.

Updating Forecasts
Effective October 14, 2016, Lending Club is updating loss forecasts, as summarized in the tables below. The loss forecasts incorporate the impact of delinquency observations noted above as well as historical data available from Lending Club’s nine year track record. The forecasts also include the impact of the additional credit model tightening and interest rate adjustments described above that are effective this month on loans issued going forward.

Platform Summary as of October 14, 2016
36-Month & 60-Month Prime Loans
	Average Interest Rate	Forecasted Annualized Net Credit Loss (1)	Projected Investor Returns (2), (3)
A	7.04%	1.83%	4.38%
B	10.70%	3.98%	5.72%
C	14.27%	6.49%	6.50%
D	18.84%	9.66%	7.32%
E	24.45%	13.35%	8.22%
F	29.63%	17.76%	8.56%
G	30.86%	18.22%	9.06%

(1)
“Annualized Net Credit Loss” is also known as projected charge-offs. Projected charge-offs vary by loan grade and are based on historical data, expected performance, macroeconomic conditions and other factors. Projected charge-offs are provided as an informational tool, are not a promise of future expected charge-offs and should not be relied upon.

(2)
Projected returns are provided as an informational tool, are not a promise of future expected returns and should not be relied upon. Projected returns have been calculated by Lending Club as of October 2016, and are based on Lending Club’s assumptions regarding future interest rates, prepayment rates, delinquency rates and charge-off rates, among other things. Actual returns may differ materially from projected returns if Lending Club’s assumptions regarding such rates are different from actual future rates or if there are changes in other market conditions. Actual returns experienced by any individual portfolio may be impacted by, among other things, the size and diversity of the portfolio, its exposure to particular loans, borrowers, or groups of loans or borrowers, as well as macroeconomic conditions.

(3)	Projected returns calculated based on grade and maturity mix for the six weeks ending September 23, 2016.

* * *
Lending Club’s ability to adapt is key to our business and a core strength of the marketplace model. Our continuous enhancement cycle helps us to anticipate and adapt to broader macroeconomic and competitive conditions, with the goal of providing borrowers with competitive interest rates and investors with solid risk-adjusted returns. Inclusive of all of the changes noted above, we project net investor returns across loan grades to range from approximately 4% to 8% going forward. Lending Club continues to offer a unique asset that provides compelling monthly income and solid net returns, especially in today’s low yield environment.
The forecasts and projections noted above reflect the latest information available to us and are not a guarantee of future performance. We will continue to optimize our efforts and update you as we make additional enhancements.
As always, please feel free to reach out to our team with any questions. We look forward to having you as an investor for years to come.
Sincerely,
Siddhartha Jajodia
Lending Club Chief Investment Officer

Safe Harbor Statement
Some of the statements above are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Lending Club may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. Lending Club does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.